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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   Thornton,                        John                   L.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
   c/o Goldman, Sachs & Co.
   85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

   New York,                        New York             10004
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Ford Motor Company
   F(Common), F.PR(Series A Pref.), F.PRB (Series B Pref.)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Statement for Month/Year

   June/1998
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


     -----------------------------------------------------------------

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |            | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |2.          | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Transaction | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |Date        | ------------     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |(mm/dd/yy)  |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
 Common Stock                       | 06/01/98   | M(01)  |   |   575         | A   |   01     | 10,975       | D       |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
 Common Stock                       | 06/10/98   | P      |   |   700         | A   | $54.5625 | -0-          | I       | 02       |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
 Common Stock                       |            |        |   |               |     |          | 43.2         | I       | 03       |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================

             |        |        |       |               |                 |                       |        |9.       |10.    |      |
             |        |        |       |               |                 |                       |        |Number   |Owner- |      |
             |        |        |       |               |                 |                       |        |of       |ship   |      |
             |2.      |        |       |               |                 |                       |        |Deriv-   |of     |      |
             |Conver- |        |       | 5.            |                 |7.                     |        |ative    |Deriv- |11.   |
             |sion    |        |       | Number of     |                 |Title and Amount       |        |Secur-   |ative  |Nature|
             |or      |        |       | Derivative    |6.               |of Underlying          |8.      |ities    |Secur- |of    |
             |Exer-   |        |4.     | Securities    |Date             |Securities             |Price   |Bene-    |ity:   |In-   |
             |cise    |3.      |Trans- | Acquired (A)  |Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct |direct|
             |Price   |Trans-  |action | or Disposed   |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or |Bene- |
1.           |of      |action  |Code   | of(D)         |(Month/Day/Year) |             |Amount   |ative   |at End   |In-    |ficial|
Title of     |Deriv-  |Date    |(Instr | (Instr. 3,    |---------------- |             |or       |Secur-  |of       |direct |Owner-|
Derivative   |ative   |(Month/ |8)     | 4 and 5)      |Date    |Expira- |             |Number   |ity     |Month    |(I)    |ship  |
Security     |Secur-  |Day/    |------ | ------------  |Exer-   |tion    |             |of       |(Instr. |(Instr.  |(Instr |(Instr|
(Instr. 3)   |ity     |Year)   |Code |V|  (A)  | (D)   |cisable |Date    |Title        |Shares   |5)      |4)       |4)     |4)    |
------------------------------------------------------------------------------------------------------------------------------------
Ford Stock   |        |        |     | |       |       |        |        |             |         |        |         |       |      |
Equivalents  |   04   |06/01/98|M(01)| |       |  575  |   04   |  04    |Common Stock | 575     |        |  1,725  |   D   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Ford Stock   |        |        |     | |       |       |        |        |             |         |        |         |       |      |
Units        |   05   |        |     | |       |       |   05   |  05    |Common Stock | 4,439   |        |  4,439  |   D   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
             |        |        |     | |       |       |        |        |             |         |        |         |       |      |
             |        |        |     | |       |       |        |        |             |         |        |         |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
             |        |        |     | |       |       |        |        |             |         |        |         |       |      |
             |        |        |     | |       |       |        |        |             |         |        |         |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
             |        |        |     | |       |       |        |        |             |         |        |         |       |      |
             |        |        |     | |       |       |        |        |             |         |        |         |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
             |        |        |     | |       |       |        |        |             |         |        |         |       |      |
             |        |        |     | |       |       |        |        |             |         |        |         |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
             |        |        |     | |       |       |        |        |             |         |        |         |       |      |
             |        |        |     | |       |       |        |        |             |         |        |         |       |      |
====================================================================================================================================

Explanation of Responses:

01: The reported transaction involved the conversion, without payment by the Reporting Person, of Ford Stock Equivalents into shares of Common Stock under the Company's Restricted Stock Plan for Non-Employee Directors.

02: The Reporting Person is a managing director of Goldman Sachs International ("GSI") and a member of the executive committee of Goldman, Sachs & Co. (alone and together with its affiliates, "Goldman Sachs"). The securities reported herein as indirectly purchased were purchased by Goldman Sachs, as part of a basket which did not meet the requirements for exemption as outlined by the Securities and Exchange Commission, and may be deemed to have been beneficially owned directly by Goldman Sachs. The subsequent sale was part of an approved basket and therefore not reported. Without admitting any legal obligation, Goldman Sachs will remit appropriate profits, if any, to the Company. The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

03: The Reporting Person is a managing director of GSI and a member of the executive committee of Goldman, Sachs & Co. Goldman Sachs and GSG may be deemed to own beneficially and indirectly 43.2 shares of Common Stock which are beneficially and directly owned by the Greene Street Exchange Fund, L.P. ("Greene Street"). Goldman Sachs is the investment manager of Greene Street. An affiliate of Goldman Sachs and GSG is the general partner of Greene Street. The
43.2 shares reported herein as indirectly beneficially owned by GSG and Goldman Sachs represents GSG's pecuniary interest in the shares of the Issuer owned by Greene Street. The Reporting Person disclaims beneficial ownership of the securities reported herein as indirectly owned except to the extent of his pecuniary interest therein.

04: These Ford Stock Equivalents were acquired under the Company's Restricted Stock Plan for Non-Employee Directors without payment by me. In general, 575 of these Ford Stock Equivalents will be converted and distributed to me, without payment, in shares of Common Stock on June 1 of each of the four years commencing 6/1/98.

05: These Ford Stock Units were acquired under the Company's Deferred Compensation Plan for Non-Employee Directors. In general, these Ford Stock Units will be converted and distributed to me, without payment, in cash, on January
10th of the year following termination of Board Service, based upon the then current market value of a share of Common Stock.



By:    s/ Hans L. Reich                                       July 10, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
            Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.